EXHIBIT 99.1

RIGHTSIGNATURE LLC

2014 Restricted Unit Plan

This 2014 Restricted Unit Plan (this “Plan”) has been adopted by RIGHTSIGNATURE LLC, a California limited liability company, to provide a long-term incentive to certain designated employees of the Company (as defined below) to continue their employment with the Company.

1. Certain Definitions. As used in this Plan:

“Acquiror” is defined in the definition of “Sale Event.”

“Board” means (i) prior to the consummation of a Sale Event, the board of managers of the Company, and (ii) after the consummation of a Sale Event, the board of directors of the Parent Company. After the consummation of a Sale Event, the Board may delegate some or all of its powers and authority under this Plan to a committee of the Board, and if and to the extent of any such delegation, references in this Plan to the Board will mean any such committee.

“Capitalization Adjustment” is defined in Section 13.

“Common Units” means, collectively, the Series A common limited liability company units of the Company and the Series B common limited liability company units of the Company.

“Company” means RightSignature LLC, a California limited liability company, and its successors and assigns.

“Effective Date” means the effective date of this Plan, which is the date on which this Plan is first approved by the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Ratio” is defined in Section 3(b).

“Fair Market Value” of the Common Units (or, after the consummation of a Sale Event, the Parent Common Stock), on any given date means the fair market value of the Common Units or Parent Common Stock, as applicable, determined in good faith by the Board. Unless otherwise determined by the Board, after the consummation of a Sale Event, the Fair Market Value of the Parent Common Stock on any given date shall be the last sale price for the Parent Common Stock as reported on the Nasdaq Global Select Market or another national securities exchange for that date or if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

“Parent Acquisition” shall mean (i) consummation of a merger or consolidation of the Parent Company with or into another person; (ii) the sale, transfer, or other disposition of all or substantially all of the Parent Company’s assets to one or more other persons in a single transaction or series of related transactions, unless, in the case of foregoing clauses (i) and (ii), securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Parent Company’s outstanding securities immediately prior to that transaction; (iii) any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 30% of the total combined voting power of the Parent Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Parent Company’s stockholders that the Board does not recommend such stockholders accept, other than (a) the Parent Company or an affiliate of Parent Company, (b) an employee benefit plan of the Parent Company or any of its affiliates, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company or any of its affiliates, or (d) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) persons who, as of the effective date of a Sale Event, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Parent Company subsequent to the effective date of a Sale Event shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; (v) any other acquisition of the business of the Parent Company in which a majority of the Board votes in favor of a decision that a Parent Acquisition has occurred within the meaning of the Plan; or (vi) the approval by the Parent Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Parent Company.

“Parent Common Stock” means duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Parent Company.

“Parent Company” means the ultimate parent corporation of the Acquiror.

“Parent Price” means the average of the closing prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market and as reported on www.nasdaq.com for the five (5) trading days ending on, but excluding the date that is three (3) trading days prior to, the day on which consummation of a Sale Event occurs.

“Participants” means those employees of the Company designated as participants, who have entered into and delivered to the Company a restricted unit agreement (a “Restricted Unit Agreement”), pursuant to which they have exchanged Common Units owned for Restricted Units under such Restricted Unit Agreement and this Plan pursuant to Section 2(a).

“Restricted Unit Agreement” is defined in the definition of “Participants.”

“Restricted Units” means those certain Restricted Units available for issuance under this Plan.

“Sale Event” means either the (i) first merger, after the Effective Date, of the Company with or into any other entity pursuant to which the holders of outstanding voting units of the Company immediately prior to such merger hold, directly or indirectly, less than 50% of the outstanding voting equity of the surviving entity of the merger, immediately after such merger, or (ii) first sale of all or substantially all of the outstanding capital securities of the Company, after the Effective Date, to any other entity (either the surviving corporation in clause (i) of this sentence, or the acquiring entity in clause (ii) of this sentence, the “Acquiror”). For purposes of clarity, there shall only be one Sale Event.

“Securities Act” is defined in Section 3(c)(X).

“Separation Date” is defined in Section 2(c).

“Shares” means shares of Parent Common Stock issued by the Parent Company to a Participant in accordance with Section 3(b) of this Plan.

“Value Per Common Unit” means (a) for the Common Units exchanged by Daryl Bernstein for Restricted Units, $3.925409 per Common Unit, and (b) for the Common Units exchanged by Cary Dunn for Restricted Units, $4.331426 per Common Unit.

“Vesting Date” is defined in Section 2(b).

2. Restricted Units.

(a) Grant of Restricted Units and Exchange for Common Units. Prior to the consummation of a Sale Event, the Board shall have the authority to (i) designate Participants in this Plan, (ii) elect to exchange a number of Common Units owned by certain designated employees on a one-for-one basis for Restricted Units as set forth on Schedule A hereto, each such employee to be designated a Participant in the Plan upon the exchange and (iii) enter into a Restricted Unit Agreement with such Participants, subject to guidelines, if any, that the Board shall set forth at any time or from time to time. No Restricted Units may be granted under this Plan following the consummation of a Sale Event. The maximum, aggregate value of grants of Restricted Units under this Section 2(a) shall not exceed $4,500,000 (as calculated under this Plan) and shall, at all times, be subject to all applicable terms and conditions of the Restricted Unit Agreement and this Plan.

(b) Vesting. Provided a Participant remains employed by the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror or any of its subsidiaries or the Parent Company or any of its subsidiaries), such Participant’s Restricted Units shall vest on the following vesting schedule: one-third (1/3rd) of the Restricted Units shall vest on the one (1)-year anniversary of the date of the consummation of the Sale Event; one-third (1/3rd) of the Restricted Units shall vest on the two (2)-year anniversary of the date of the consummation of the Sale Event; and one-third (1/3rd) of the Restricted Units shall vest on the three (3)-year anniversary of the date of the consummation of the Sale Event (each date, a “Vesting Date”).

(c) Termination of Restricted Units. Except as set forth in the Restricted Unit Agreement between the Company and each Participant, upon termination of any Participant’s employment with the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror, or any of its subsidiaries or the Parent Company or any of its subsidiaries), such that after such termination, such Participant is no longer employed by the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror or any of its subsidiaries or the Parent Company or any of its subsidiaries), regardless of the reason, if any, for such termination (including by reason of death or permanent disability or disaffiliation of any such subsidiary or affiliate with the Parent Company) or whether such termination is by the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror or any of its subsidiaries or the Parent Company or any of its subsidiaries) or such employee (the date of such termination, the “Separation Date”), all Restricted Units granted to or held by that Participant that are unvested as of the Separation Date shall terminate and be forfeited by that Participant as of the Separation Date; and thereafter such Participant will have no rights in respect of any Restricted Units, the Restricted Unit Agreement or this Plan except the right to receive payment for Restricted Units that vested prior to the Separation Date as set forth in such Participant’s Restricted Unit Agreement and this Plan. All Restricted Units so terminated and forfeited will for all purposes under this Plan be cancelled and void and shall not be available for reallocation under this Plan or otherwise. This Section 2(c) may be modified by a written agreement between the Participant and the Company, the Acquiror or the Parent Company, as the case may be, which written agreement shall control. For purposes of the Plan, after the consummation of a Sale Event, the following events shall not be deemed a termination of employment: (i) a transfer to the employment of the Parent Company from an affiliate of the Parent Company, or from the Parent Company to an affiliate of the Parent Company, or from one affiliate of the Parent Company to another; or (ii) an approved leave of absence for any purpose approved by the Parent Company; provided, however, that unless the Board (and any delegate thereof) provides otherwise, vesting of awards granted hereunder will be suspended one hundred eighty (180) days after the commencement of an unpaid leave of absence.

3. Settlement of Restricted Units.

(a) Vesting of Units. Subject to Sections 3(c), 3(d), 3(k) and 8, prior to the consummation of a Sale Event and upon the vesting of each Restricted Unit, the Company shall, within ten (10) business days following the applicable Vesting Date, credit to the Participant holding such Restricted Unit one Common Unit of the same series that such Participant tendered in exchange for such Restricted Unit, and such Restricted Unit shall be deemed satisfied and retired (and, for clarity, shall not be available for reallocation under this Plan or otherwise). Notwithstanding the foregoing, this Section 3(a) shall not apply if Section 3(b) applies with respect to a Restricted Unit.

(b) Following a Sale Event. Effective upon the consummation of a Sale Event, by virtue of the Sale Event and without any action on the part of the Participant, the Company, the Acquiror, the Parent Company or the Board, each Restricted Unit shall be converted into the right to receive, as of the applicable Vesting Date upon which such Restricted Units vest and subject to Sections 3(c), 3(d), 3(k) and 8, a number of Shares equal to the quotient obtained by dividing the Value Per Common Unit by the Parent Price (the “Exchange Ratio”). Within a reasonable period of time following the consummation of a Sale Event and subject to Sections 3(c), 3(d), 3(k) and 8, the Parent Company shall deliver to each Participant a communication describing the number of Shares represented by each Restricted Unit.

(c) Violation of Law. Notwithstanding any other provision of this Plan, if, at any time, in the reasonable opinion of the Company (or, after the consummation of a Sale Event, the Parent Company), the issuance of Shares upon settlement of a Restricted Unit would constitute a violation of law, then the Company (or, after the consummation of a Sale Event, the Parent Company) may delay such payment or issuance until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under applicable law, rule, or regulation, or the Company (or, after the consummation of a Sale Event, the Parent Company) is otherwise satisfied that such payment or issuance is in compliance with applicable law, rule or regulation, and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission regarding the registration of shares, one of the following conditions shall have been satisfied:

(X) the Shares are at the time of the issue of such Shares effectively registered under the Securities Act of 1933, as amended (the “Securities Act”), if applicable; or

(Y) the Company (or, after the consummation of a Sale Event, the Parent Company) shall have determined, on such basis as it deems appropriate, acting reasonably (which may, if reasonably necessary, include an opinion of counsel in form and substance satisfactory to the Company (or, after the consummation of a Sale Event, the Parent Company)) that the issuance and delivery of such Shares does not require registration under the Securities Act or any applicable State securities laws.

The Company (and, after the consummation of a Sale Event, the Parent Company) shall use its commercially reasonable efforts to bring about the occurrence of said events. Without limiting the foregoing and subject at all times to applicable law, rule and regulation, the Parent Company shall (i) file prior to the first Vesting Date, a registration statement on Form S-8 (or any successor form or another appropriate form) under the Securities Act to register the Shares issuable under this Plan, (ii) use commercially reasonable efforts at least equivalent to those used in maintaining the effectiveness of Parent’s other registration statements on Form S-8 to maintain the effectiveness of such registration statement for as long as Restricted Units remain outstanding, and (iii) promptly notify the Participants if at any time after such registration statement becomes effective the Participants are not permitted to resell such Shares under such registration statement because of any condition affecting the Parent Company.

(d) Tax Withholding.

(i) Payment by Participant. Each Participant shall, no later than the date as of which the value of Restricted Units or of any Common Unit, Parent Common Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company (or, after the consummation of a Sale Event, the Parent Company), or make arrangements satisfactory to the Board regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company (or, after the consummation of a Sale Event, the Parent Company) with respect to such income. The Company (or, after the consummation of a Sale Event, the Parent Company) or any of its (or, after the consummation of a Sale Event, Parent Company’s) affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s (or, after the consummation of a Sale Event, the Parent Company’s) obligation to deliver evidence of units, book entry, or stock certificates to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant.

(ii) Payment in Securities. Subject to approval by the Board, a Participant may elect to have the Company’s (or, after the consummation of a Sale Event, the Parent Company’s) minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company (or, after the consummation of a Sale Event, the Parent Company) to withhold from Common Units or Parent Common Stock, as applicable, to be issued pursuant to any Restricted Unit Agreement a number of Common Units or Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

(e) Each Participant has made his or her decision to participate in this Plan by himself or herself. Each Participant has informed himself or herself about any and all conditions and tax risks and has obtained advice of competent tax advisors if and as considered necessary by him or her.

(f) No Rights to Transfer. Restricted Units are not assignable or transferable. No Participant shall have the right to sell, assign, transfer, pledge, gift, bequeath, encumber or hypothecate his or her right in or to any Restricted Units (or, until such time as such Shares have been delivered to such Participant pursuant to Section 3(a) or 3(b), respectively, the Shares to be issued in respect thereof) in any manner, nor shall such right of any Participant be subject to claims of his or her creditors, or be liable to attachment, execution or other process of law. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of a Participant’s right in or to the Restricted Units (or, until such time as such Shares have been delivered to such Participant pursuant to Section 3(a) or 3(b), respectively, the Shares to be issued in respect thereof) shall be null and void and without effect.

(g) Treatment upon a Parent Acquisition following a Sale Event.

(i) After the consummation of a Sale Event, in the case of and subject to the consummation of a Parent Acquisition of the Parent Company following a Sale Event, the parties thereto may cause the assumption or continuation of Restricted Units theretofore granted by the successor entity, or the substitution of such Restricted Units on an equitable basis with new awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares as such parties shall agree, the Fair Market Value (as determined by the Board in its sole discretion) of which shall not materially differ from the Fair Market Value of the shares of Parent Common Stock subject to such Restricted Units immediately preceding the Parent Acquisition. To the extent the parties to such Parent Acquisition do not provide for the assumption, continuation or substitution of Restricted Units, as of the effective time of the Parent Acquisition, the Plan and all outstanding Restricted Units granted shall terminate and all Restricted Units shall become fully vested and nonforfeitable as of the effective time of the Parent Acquisition.

(ii) After the consummation of a Sale Event, notwithstanding anything to the contrary herein, in the event of an involuntary termination of services of a Participant for any reason other than death, disability or Cause within six (6) months following the consummation of a Parent Acquisition, any Restricted Units of the Participant assumed or substituted in a Parent Acquisition which are subject to vesting conditions, shall accelerate in full. As used in this subsection (g)(ii) only, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Parent Company, or any other intentional misconduct by such person adversely affecting the business or affairs of the Parent Company in a material manner.

(h) Restricted Units Uncertificated. Restricted Units will not be certificated and the right to receive Restricted Units shall be a contract right only and will be evidenced only by the Restricted Unit Agreements, this Plan and by entries in the Company’s books, records and systems. Restricted Units carry no voting, dividend, participation, liquidation or other equity rights or characteristics. Except as may be provided in the Restricted Unit Agreement, no Participant shall have any rights as a securityholder of the Company, the Acquiror or the Parent Company by reason of holding Restricted Units.

(i) Certificates for Common Units or Parent Common Stock. The Common Units will not be certificated and will be recorded as an entry in the Company’s books and records. Stock certificates to Participants under this Plan shall be deemed delivered for all purposes when, after the consummation of a Sale Event, the Parent Company or a stock transfer agent of the Parent Company, shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Parent Company. Uncertificated Parent Common Stock shall be deemed delivered for all purposes when the Parent Company or a stock transfer agent of the Parent Company shall have given to the Participant by electronic mail (with proof of receipt) or by United States mail, addressed to the Participant, at the Participant’s last known address on file with the Parent Company notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). All stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Board deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Parent Common Stock is listed, quoted or traded. The Board may place legends on any stock certificate to reference restrictions applicable to the Parent Common Stock. In addition to the terms and conditions provided herein, the Board may require that an individual make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Board shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement of any Restricted Units, including a window-period limitation, as may be imposed in the discretion of the Board.

(j) No Representation or Warranty. NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO THE VALUE, IF ANY, OF ANY RESTRICTED UNITS, COMMON UNITS, OR ANY UNITS OR SHARES GRANTED OR ISSUED IN RESPECT THEREOF AS SET FORTH IN THIS PLAN AND THE RESTRICTED UNIT AGREEMENTS.

(k) No Fractional Shares. No fraction of a Share shall be issued upon settlement of a Restricted Unit. The total number of Shares potentially payable to a particular Participant upon vesting of all of such Participant’s Restricted Units (calculated pursuant to Section 3(b)) shall be adjusted to a whole number of Shares with no payment for any fraction in accordance with the procedures established by the Board or any administrator to whom the Board has delegated administration of this Plan.

(l) Reservation of Shares. After the consummation of a Sale Event, the Parent Company will at all times during the term of this Plan reserve or keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

4. No Rights to Continued Employment. Nothing in this Plan is intended to confer on any person any right to continued employment with the Company, the Acquiror or the Parent Company, or any of their respective subsidiaries or affiliates, notwithstanding that the continuation of employment may be required in order to receive any Shares under this Plan.

5. Governing Law and Administration of Plan. This Plan will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflicts or choice of law. The captions of sections of this Plan are for convenience of reference only and will not affect the interpretation or construction of this Plan.

This Plan will be administered by the Board. The Board will have authority, exercisable in its sole and absolute discretion, to interpret and construe this Plan, to make all determinations necessary or advisable for Plan administration, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it shall reasonably determine in good faith to be advisable to effectuate the purposes of this Plan. All such interpretations, determinations, and actions by the Board will be final, binding, and conclusive.

After the consummation of a Sale Event, the Board may delegate some or all of its powers and authority hereunder to a committee of the Board and if and to the extent of any such delegation, references in this Plan to the Board will mean such committee.

6. Arbitration and Class Action Waiver. Any dispute or claim relating to or arising out of this Plan, Restricted Units and/or any actions taken thereunder, to the fullest extent permitted by law, shall be fully and finally resolved by confidential, binding arbitration by a single, neutral arbitrator agreed upon by the Participant and the Company or, after the consummation of a Sale Event, the Parent Company. The arbitration shall be held in the county where the Company or, after the consummation of a Sale Event, the Parent Company, has an office at which the applicable Participant provides services (for remote Participants, the nearest county where the Company or Parent Company, as applicable, has an office) or any other locale to which the parties jointly agree. If the parties cannot agree upon an arbitrator, the arbitrator shall be a JAMS neutral arbitrator selected in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS (which are available at www.jamsadr.com), and the arbitration shall be conducted in accordance with those rules and procedures. The parties each waive their respective rights to have any such disputes/claims tried by a judge or a jury. The arbitrator shall permit adequate discovery and shall be empowered to award all remedies otherwise available in a court of competent jurisdiction, and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue a written award setting forth the essential findings and conclusions on which the award is based. Other than an amount equal to the fee for filing such an action in the local state court, which amount the Participant shall pay toward the costs of the arbitration, the Company (or, after the consummation of a Sale Event, the Parent Company) shall bear the costs of the arbitration, including the JAMS administrative fees and the arbitrator’s fees. Each party shall otherwise bear its own respective attorneys’ fees and costs of the arbitration, except to the extent otherwise provided by law and awarded by the arbitrator. The Participant and the Company or Parent Company, as applicable, agree that each may bring claims against the other only in an individual capacity, and not as a plaintiff or class member in any purported class action or other representative proceeding.

7. Amendment. Except as otherwise provided herein, prior to the consummation of a Sale Event, the Board may, in its sole and absolute discretion, amend the provisions of this Plan and the terms of any Restricted Units issued under this Plan without the consent of any Participant. Except as otherwise provided herein, on and after the consummation of a Sale Event, the Board may not amend the provisions of this Plan or the terms of any Restricted Units without the written consent of each Participant who would be adversely affected by such amendment.

8. Release. Except as provided in a Participant’s employment agreement, no Participant shall receive any Shares hereunder unless such Participant has first executed and delivered to the Company, the Acquiror and/or the Parent Company, as applicable, as of a date no more than five (5) days prior to such receipt, a general release in such form as the Board may require, provided that any such general release shall not require a Participant to waive any claims such Participant has or may have under any definitive purchase agreement relating to the Sale Event.

9. Termination. This Plan shall by its terms terminate automatically, and all Restricted Units outstanding under this Plan shall by their terms be automatically cancelled and deemed forfeited, if the consummation of a Sale Event does not occur within one hundred eighty (180) business days following the Effective Date; provided, however, that the Board at any time prior to the consummation of a Sale Event may extend the term of this Plan, the Restricted Unit Agreements and the term of any Restricted Unit for one or more additional period(s) as it shall determine in its sole and absolute discretion. On and after the consummation of a Sale Event, this Plan, the Restricted Unit Agreements and all Restricted Units, and all claims of Participants connected therewith, outstanding under this Plan shall by their terms automatically terminate immediately upon the earlier of (a) the issuance of all Shares as contemplated by Section 3 of this Plan or (b) the ten (10) year anniversary of the Effective Date.

10. Benefit Amounts Not Salary. No Shares issuable pursuant to this Plan shall be deemed salary or other compensation to any Participant for purposes of computing benefits to which a Participant may be entitled under any vacation, disability, profit sharing, pension plan, compensation for loss of office or other arrangement of the Company or any of its subsidiaries or the Acquiror or any of its subsidiaries or affiliates (including the Parent Company) for the benefit of its respective employees or independent contractors except as otherwise specifically provided by such plan or arrangement. To the extent applicable upon the consummation of a Sale Event, this Plan is intended to constitute an “unfunded” plan for incentive compensation, and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

11. Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns. Without limiting the foregoing, effective at the consummation of a Sale Event, this Plan shall be binding upon the Company and the Parent Company by virtue of the Sale Event and without the need for any further action on the part of the Company, the Board, the Acquiror or the Parent Company.

12. Nonexclusivity of this Plan. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of cash incentives, options and restricted equity other than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

13. Adjustments. If, after the consummation of a Sale Event, any change is made in, or other event occurs with respect to, the Shares subject to this Plan or subject to any Restricted Unit (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction) (each a “Capitalization Adjustment”), the outstanding Restricted Units will be appropriately adjusted in the class(es) and number of securities or other property subject to such outstanding Restricted Units. The Board shall make such adjustments, or shall delegate authority to any administrator of this Plan to make such adjustments, in good faith, and its determination so made shall be final, binding and conclusive.

14. Entire Understanding. This Plan together with the Restricted Unit Agreements, prior to a Sale Event, the limited liability operating company agreement of the Company, as amended, and any other written agreement between the Participant and the Company, the Acquiror or the Parent Company, as the case may be, modifying the provisions of Section 2(b), sets forth the entire understanding between the Company, the Acquiror, the Parent Company and the Participants with respect to the matters referred to herein and supersedes all prior representations, commitments, understandings or agreements with respect to thereto.

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